Exhibit 99.1
BTP Acquisition Company LLC
IEAC, Inc.
February 6, 2008
Image Entertainment, Inc.
20525 Nordhoff Street
Suite 200
Chatsworth, CA 91311
Attn: Marty Greenwald
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064
Attention: Gordon M. Bava, Esq.

Re:	Merger Agreement — Image / BTP
Dear Mr. Greenwald:
This letter constitutes notice by BTP Acquisition Company, LLC (“BTP”) and IEAC Inc., to Image Entertainment Inc. (“Image”) in response to Image’s letter of February 5, 2008, in which Image purport’s to terminate the Amended and Restated Agreement and Plan of Merger among BTP. IEAC and Image dated as of June 27, 2007 (as amended to date, the “Merger Agreement”). Image is hereby advised as follows:
1. Image is not entitled to terminate the Merger Agreement pursuant to Section 7.01(f) thereof, as such section provides that “[Image] shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if [BTP] is then entitled to terminate this Agreement pursuant to Section 7.01(d) or Section 7.01(e).” [emphasis added] BTP was and remains entitled to terminate the Agreement pursuant to Section 7.01(e), as set forth in Notices previously sent by BTP to Image, including notices and correspondence dated January 22, 2008; January 25, 2008; January 30, 2008; February 1, 2008; and February 5, 2008, all of which are incorporated herein by this reference. Accordingly, Image has no right to terminate the Merger Agreement pursuant to Section 7.01(f).
2. Image also cannot terminate the Merger Agreement pursuant to Section 7.01(f) thereof, as the Merger Agreement had already been terminated by BTP pursuant to Section 7.01(e) of the Merger Agreement before Image purported to effect such termination. BTP notified Image in the morning of February 5th that the Merger Agreement was terminated pursuant to Section 7.01(b)(iii), prior to Image’s notice. In addition, the Merger Agreement terminated at the Outside Date pursuant to the terms of the Merger Agreement, prior to Image’s notice. In addition, BTP terminated the Merger Agreement pursuant to Section 7.01(e) of the Merger Agreement by notice to Image, prior to Image’s notice. Accordingly, Image’s purported termination under Section 7.01(f) occurred: (i) after BTP’s termination of the Merger Agreement earlier that day pursuant to Section 7.01(b)(iii); (ii) after the Merger Agreement

Image Entertainment Inc.
February 6, 2008

terminated on account of the expiry at the Outside Date; and (iii) after BTP’s termination of the Merger Agreement pursuant to Section 7.01(e). Since the Merger Agreement was already terminated at the time of Image’s purported termination, such purported termination by Image under Section 7.01(f) was of no force and effect.
3. As Image had no valid right to terminate the Merger Agreement pursuant to Section 7.01(f), Image is not entitled to receive the Business Interruption Fee pursuant to Section 7.01(c)(i) of the Merger Agreement, because that fee is payable to Image only upon a valid termination of the Merger Agreement by Image pursuant to Section 7.01(f).
4. In addition, since the Merger Agreement had already been terminated at the time Image delivered its purported notice of termination, Image is not entitled to receive the Business Interruption Fee pursuant to Section 7.01(c)(i) of the Merger Agreement, because that fee is payable to Image only upon a valid termination of the Merger Agreement by Image pursuant to Section 7.01(f).
As Image has no right to terminate the Merger Agreement or any right to receive the Business Interruption Fee for the reasons cited above, (a) neither Image nor any Guarantor (as defined in the Merger Agreement), has any obligation to pay any such fee, and (b) Image has no right to demand the receipt of any trust funds from Manatt Phelps & Phillips under the January 14, 2008 trust instructions.
Further, as a result of the termination of the Merger Agreement by BTP pursuant to Section 7.01(e) as described above, BTP is entitled to receive the Termination Fee of $1,500,000 pursuant to Section 7.02(b) of the Merger Agreement, which BTP hereby demands. Image is instructed to pay such Termination Fee forthwith to BTP, to the account set forth on Annex A hereto.
BTP and IEAC Inc. further reserve all rights, remedies and defenses available to each or either of them by contract, at law or in equity.
Sincerely,
/s/ David Bergstein
David Bergstein
Manager, BTP Acquisition Company LLC
CEO, IEAC Inc.
cc: Dennis Cho, Esq.
Michael Barnes, Esq.
Susan Tregub, Esq.
John Filippone, Esq